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                                                                   Exhibit 10.4
                      P.A.M. TRANSPORTATION SERVICES, INC.
                          INCENTIVE COMPENSATION PLAN


         THIS IS THE INCENTIVE COMPENSATION PLAN of P.A.M. Transportation Services, Inc., a Delaware corporation (the "Company"), under which bonuses may be granted to certain employees of the Company and its subsidiaries subject to the limitations, provisions and requirements hereinafter stated. The Plan is as follows:

         1. PURPOSES. The purposes of the P.A.M. Transportation Services, Inc. Incentive Compensation Plan (the "Plan") are as follows:

                 (a) To encourage each participant in the Plan to make exceptional contributions to further the growth, success and profits of the Company.

                 (b) To foster teamwork and personal involvement in the Company's success.

                 (c) To provide the Company with an objective method of recognizing and rewarding certain employees who have been or will be given substantial responsibility for the direction and management of the Company.

         2. ADMINISTRATION OF PLAN. This Plan shall be administered by the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). This Committee shall interpret the Plan in a manner consistent with its purposes; and, subject to the terms of the Plan, will have discretion to determine who shall participate in the Plan and the amounts of any incentive compensation to be awarded pursuant to the Plan. All actions and determinations of the Committee taken in connection with the Plan, including the awarding of any incentive compensation, shall be final and conclusive. The Committee may adopt rules from time to time for carrying out the Plan.

         3. ELIGIBLE EMPLOYEES. Upon the adoption of the Plan and at or near the start of each succeeding calendar year, all full-time employees of the Company and its subsidiaries, excluding those employees who are eligible to participate in any other cash bonus plan of the Company or any subsidiary, shall be eligible to participate in the Plan during such calendar year. Additionally, the Committee may, in its discretion, allow a recently promoted or hired officer or employee to participate in the Plan commencing with the date of his promotion or his employment, as the case may be.

         In order to be considered an "Eligible Employee" for purposes of the Plan and except as provided in Section 4(d), each participant must be employed without interruption during the applicable calendar year from January 1 through December 31 and furthermore must be employed at the time that the bonus is actually paid pursuant to Section 4(c). In the event that the participant's employment is terminated, by reason of (i) discharge with or without cause or
(ii) voluntary termination by the participant, at any time during the calendar year, such terminated participant shall not be entitled to any bonus for such calendar year.

         There shall be two classes of Eligible Employees as follows:

         (a) Class I shall include the chief executive officer, the chief operating officer and the chief financial officer, respectively, of the Company, and such additional officers and other key employees of the Company or its subsidiaries as may be selected by the Committee or by the Board of Directors
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to be eligible for participation in the Plan under the Class I category at the beginning of any applicable calendar year.

         (b) Class II shall include all Eligible Employees under the Plan other than those employees included in Class I.

         4. MECHANICS OF THE PLAN. The Plan will award participants for above-average performance, measured by the Company's operating ratio, subject to the following rules:

                 (a) Annual Plan. This Plan is an "annual plan" and incentive awards shall be based on audited results of operations for each respective fiscal year ending December 31.

                 (b) Incentive Awards. The Board of Directors or Committee shall establish the targeted operating ratios and corresponding bonus percentages for each calendar year at or near the completion of the audit of the Company's financial statements for the previous calendar year; provided, however, that the targeted operating ratios and bonus percentages for the 1994 calendar year shall be established by the Board of Directors upon the adoption of this Plan. Upon adoption by the Board of Directors or Committee, the targeted operating ratio and bonus percentages for the current calendar year shall be set forth on a schedule and attached hereto as an exhibit. Under the Plan, each participant may be awarded a bonus equal to the percentage of his annual base compensation which corresponds to the Company's operating ratio for that calendar year. For example, assume a participant has annual base compensation of $50,000 and the Committee established the following targeted operating ratios and corresponding bonus percentages for that calendar year:

               Operating Ratios                               Bonus Percentage
               ----------------                               ----------------
               85.1% and over                                         0%
               84.1% to 85.0%                                         5%
               83.1% to 84.0%                                        10%
               82.1% to 83.0%                                        20%
               81.1% to 82.0%                                        25%
               80.1% to 81.0%                                        30%
               80.0% or less                                         40%

If the operating ratio of the Company for the calendar year was 85.5%, the participant would not be entitled to a bonus. If the operating ratio of the Company for the calendar year was 80.5%, the participant would be entitled to a bonus equal to $50,000 x 30% or $15,000.

               (c) Payment of Awards. Any bonus awarded hereunder shall be paid by the Company upon the determination of the operating ratio for such calendar year by the Company's independent accountants; provided, however, the bonuses shall be paid no later than ninety (90) days after the end of each calendar year.

               (d) Death or Disability. Notwithstanding anything contained herein to the contrary, if a participant's employment ceases on account of death or total disability, as defined in Section 105(d)(4) of the Internal Revenue Code, such participant shall be entitled to receive a pro-rata portion of any bonus he otherwise would be awarded. In either event, the participant shall be entitled to an amount equal to a normal bonus award under
Section 4(b) multiplied by a fraction the numerator of which shall be the number of days in the year during which the participant was participating in the Plan and





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the denominator of which shall be 365 days.  For example, a participant with annual base compensation of $50,000 dies on July 1 of a calendar year. The Company has an operating ratio of 80.5% for that calendar year which otherwise would entitle the participant to a bonus of 30% of his annual base compensation or $15,000. Such participant would be entitled to a bonus equal to $15,000 x 182/365 or $7,479. All bonus amounts payable to a deceased or disabled participant shall be paid to such participant or his personal representative, as the case may be.

               (e) Recently Promoted or Hired Employees. In the event the Committee allows a recently promoted or hired employee to participate in the Plan, such participant shall be entitled to receive a pro-rata portion of any bonus he otherwise would be awarded. Such pro-rata bonus shall be the amount equal to a normal bonus award under Section 4(b) multiplied by a fraction the numerator of which shall be the number of days in the year during which the participant was participating in the Plan and the denominator of which shall be 365 days. For example, a participant commences participation in the Plan on July 1 of a calendar year at annual base compensation of $60,000. The Company has an operating ratio of 80.0% for that calendar year which otherwise would entitle the participant to a bonus of 40% of his annual base compensation or $24,000. Such participant would be entitled to a bonus equal to $24,000 x 183/365 or $12,033.

               (f) Applicable Base Annual Compensation. For purposes of calculating all bonus awards hereunder, whenever the term "annual base compensation" of a participant is referred to in this Plan it shall mean the following:

                        i) With respect to any eligible employee who is compensated on the basis of a fixed salary, annual base compensation shall be the amount of such base salary determined at December 31 of each calendar year.

                        ii) With respect to any eligible employee who is compensated on the basis of hourly wages, the annual base compensation shall be equal to the base wage of such eligible employee at December 31 of each calendar year and then annualized.

               (g) Operating Ratio. The "operating ratio" for any calendar year means operating expenses as a percentage of operating revenues. For purposes of this Plan, operating revenues shall not include interest income, other non-operating income or extraordinary items, and operating expenses shall not include any incentive compensation awarded hereunder, interest expense or income taxes but shall include loss (gain) on sale of equipment. For purposes of this Plan, the operating ratio shall be determined to the nearest one-hundredth of one percent (.01%).

       5. NOTICES. The Board of Directors or the Committee shall notify all employees selected to participate in the Plan as soon as practicable after such determination has been made. The participants shall be notified of the targeted operating ratios and corresponding bonus percentages for each calendar year, and any subsequent modifications thereto, as soon as practicable after such determinations have been made by the Committee.

       6. OTHER BENEFITS. This Plan is intended to provide a method of rewarding employees for exceptional contributions made by such employees and any awards hereunder are intended to be in addition to any other benefits which the Company provides to the participants. The Board of Directors or the Committee may, but is not obligated to, award one or more of the participants additional bonuses in such amounts and at such times as the Board of Directors or the Committee, in its sole discretion, shall determine.





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       7.      AMENDMENTS TO PLAN.  The Board of Directors or the Committee may
from time to time make such amendments to the Plan as the Board or the Committee, in its sole discretion, shall deem desirable, including modifying the targeted operating ratios and the corresponding bonus percentages established pursuant to Section 4(b) at any time during a calendar year.

       8. TERMINATION OF THE PLAN. The Board of Directors may at any time terminate the Plan. In the event the Plan is terminated, the Company shall not have any obligation to the participants under the Plan unless the Board of Directors states that the Company has assumed an obligation. For example, assume the Plan is terminated on December 15 of a calendar year. No participant shall have a right to receive, and the Company shall not have any obligation to pay, any bonus amount under the Plan for that calendar year unless the Board of Directors expressly states the Company shall pay such bonus amount.

       9. NONASSIGNABILITY. No participant shall have the right to assign or transfer any of his benefits or expected benefits under the Plan except by will or by the laws of descent and distribution.

       This Plan has been adopted and approved at a special meeting of the Board of Directors of the Company on the 10th day of January, 1995, and shall be effective for calendar years 1994 and 1995, unless otherwise amended by the Board of Directors.





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                                   EXHIBIT A

                      P.A.M. TRANSPORTATION SERVICES, INC.
                          INCENTIVE COMPENSATION PLAN

                         TARGETED OPERATING RATIOS AND
                        CORRESPONDING BONUS PERCENTAGES
                        FOR 1994 AND 1995 CALENDAR YEARS


                           CLASS I ELIGIBLE EMPLOYEES

                        Operating Ratio                            Bonus Percentage
                        ---------------                            ----------------
                        90.0% and Above                                    0%
                        89.0% to 89.9%                                    10%
                        88.0% to 88.9%                                    15%
                        87.0% to 87.9%                                    20%
                        86.0% to 86.9%                                    25%
                        85.0% to 85.9%                                    30%
                        84.0% to 84.9%                                    35%
                        83.0% to 83.9%                                    40%
                        82.0% to 82.9%                                    45%
                        81.0% and Below                                   50%




                          CLASS II ELIGIBLE EMPLOYEES


                        Operating Ratio                            Bonus Percentage
                        ---------------                            ----------------
                        90.0% and Above                                   0.0%
                        89.0% to 89.9%                                    5.0%
                        88.0% to 88.9%                                    7.5%
                        87.0% to 87.9%                                   10.0%
                        86.0% to 86.9%                                   12.5%
                        85.0% to 85.9%                                   15.0%
                        84.0% to 84.9%                                   17.5%
                        83.0% to 83.9%                                   20.0%
                        82.0% to 82.9%                                   22.5%
                        81.0% to 81.9%                                   25.0%
                        80.0% to 80.9%                                   27.5%
                        Under 80%                                        40.0%



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